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                             ALLETE FORM 10-K 2002
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                                                                      EXHIBIT 12
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ALLETE
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
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FOR THE YEAR ENDED DECEMBER 31                                      2002          2001          2000         1999       1998
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MILLIONS EXCEPT RATIOS
Income from Continuing Operations Before Income Taxes              $191.6        $204.5        $215.3       $108.1     $130.1

Add (Deduct)
   Undistributed Income from Less than 50%
      Owned Equity Investments                                          -             -             -         (0.6)     (14.1)
   Minority Interest                                                    -           0.1             -          1.8        2.0
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                                                                    191.6         204.6         215.3        109.3      118.0
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Fixed Charges
   Interest on Long-Term Debt                                        67.9          74.0          54.5         48.4       48.5
   Capitalized Interest                                               0.8           1.0           0.9          0.7        1.0
   Other Interest Charges - Net                                       5.3          12.9          15.9         12.0       17.1
   Interest Component of All Rentals                                  9.9          10.4           8.5          4.8        5.7
   Distributions on Redeemable Preferred Securities of Subsidiary     6.0           6.0           6.0          6.0        6.0
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      Total Fixed Charges                                            89.9         104.3          85.8         71.9       78.3
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Earnings Before Income Taxes and Fixed Charges
   (Excluding Capitalized Interest)                                $280.7        $307.9        $300.2       $180.5     $195.3
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Ratio of Earnings to Fixed Charges                                   3.12          2.95          3.50         2.51       2.49
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Earnings Before Income Taxes and Fixed Charges
   (Excluding Capitalized Interest)                                $280.7        $307.9        $300.2       $180.5     $195.3
Supplemental Charges                                                 13.6          14.2          14.8         15.4       14.5
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Earnings Before Income Taxes and Fixed
   and Supplemental Charges (Excluding Capitalized Interest)       $294.3        $322.1        $315.0       $195.9     $209.8
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Total Fixed Charges                                                $ 89.9        $104.3        $ 85.8        $71.9      $78.3
Supplemental Charges                                                 13.6          14.2          14.8         15.4       14.5
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   Fixed and Supplemental Charges                                  $103.5        $118.5        $100.6        $87.3      $92.8
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Supplemental Ratio of Earnings to Fixed Charges <F1>                 2.84          2.72          3.13         2.24       2.26
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
<F1> THE SUPPLEMENTAL RATIO OF EARNINGS TO FIXED CHARGES INCLUDES  MINNESOTA POWER'S  OBLIGATION  UNDER A CONTRACT WITH SQUARE
     BUTTE WHICH EXTENDS THROUGH 2026, PURSUANT TO WHICH MINNESOTA  POWER  IS ENTITLED TO APPROXIMATELY 71% OF THE OUTPUT OF A
     455-MEGAWATT COAL-FIRED GENERATING UNIT (UNIT). MINNESOTA POWER IS OBLIGATED TO PAY ITS  PRO RATA SHARE OF SQUARE BUTTE'S
     COSTS BASED ON UNIT  OUTPUT  ENTITLEMENT.  MINNESOTA POWER'S  PAYMENT  OBLIGATION  IS  SUSPENDED IF SQUARE BUTTE FAILS TO
     DELIVER ANY POWER, WHETHER PRODUCED OR PURCHASED, FOR A PERIOD OF ONE YEAR. SQUARE BUTTE'S FIXED COSTS CONSIST  PRIMARILY
     OF DEBT  SERVICE. VARIABLE OPERATING COSTS INCLUDE THE PRICE OF COAL  PURCHASED FROM BNI COAL UNDER A LONG-TERM CONTRACT.
     (SEE NOTE 13.)
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